Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of (i) our reports dated February 26, 2010 with respect to the consolidated financial statements and schedule of DuPont Fabros Technology, Inc. and the effectiveness of internal control over financial reporting of DuPont Fabros Technology, Inc., and (ii) our report dated March 12, 2010 with respect to the consolidated financial statements and schedule of DuPont Fabros Technology, L.P., included in the Registration Statement
(FormS-4 No. 333-    ) and related Prospectus of DuPont Fabros Technology, L.P. for the registration of its $550,000,000 8½% Senior Notes due 2017.

/s/ Ernst & Young LLP

McLean, Virginia

March 12, 2010